Exhibit 10.4
FIRST AMENDMENT TO THE
HOLLY ENERGY PARTNERS, L.P.
LONG-TERM INCENTIVE PLAN
     THIS FIRST AMENDMENT is effective January 1, 2005 and is made on behalf of Holly Energy Partners, L.P. (the “Partnership”) by Holly Logistic Services, L.L.C., a Delaware limited liability company (the “Company”).
WITNESSETH:
     WHEREAS, the board of directors of the Company (the “Board”) adopted the Holly Energy Partners, L.P. Long-Term Incentive Plan, effective August 4, 2004 (the “Plan”);
     WHEREAS, Section 7(a) of the Plan provides that the Plan may be amended by the Board without approval of any unitholder of the Company or approval of any other person, except as required by the rules of the securities exchange on which the units are traded, or except as to provide for a change that materially reduces the benefits of a participant; and
     WHEREAS, the Board desires to amend the Plan to revise the definition of Fair Market Value to allow the Compensation Committee to utilize an alternate definition under which value will be based on the average unit market value over a 30-day trading period.
     NOW, THEREFORE, the definition of “Fair Market Value” in Section 2 of the Plan shall be revised in its entirety to read as follows:
     “Fair Market Value” means one of the following as determined at the time of authorization of an Award by the Committee in its sole discretion: (i) the closing sales price of a Unit on the date of determination (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee) or (ii) if selected by the Committee in its sole discretion for a particular Award or Awards, the average of the closing sales prices of a Unit as reported in The Wall Street Journal (or other reporting service approved by the Committee) for a period of 30 consecutive trading days ending on the date of determination or on a date not more than five trading days prior to the date of determination as specified by the Committee at the time of authorization of an Award. Notwithstanding the foregoing, in the event Units are not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.
     NOW, THEREFORE, be it further provided that, except as provided above, the Plan shall remain unchanged.

     IN WITNESS WHEREOF, this First Amendment has been executed by a duly authorized officer of the Company as of the date specified below and effective as set forth herein.

HOLLY LOGISTIC SERVICES, L.L.C.

By:

Name:

Title:

Date:

2